UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

March 23, 2004

DEAR SHAREHOLDERS:

We invite you to attend the 2004 annual meeting of shareholders on Wednesday, April 28, 2004, at 9:30 a.m. (EDT) in the Walter C. Hill Auditorium at the High Museum of Art, 1280 Peachtree Street, N.E., Atlanta, Georgia.

Attached are the notice of the meeting and the proxy statement. Please read these materials so that you will know what we plan to do at the meeting. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and provides personal information about our directors and nominees for director. At this meeting, you will hear a current report on the activities of Equifax, and you will also have the opportunity to meet our directors and executives.

Please review the accompanying proxy card and provide us with your proxy instructions as soon as possible. This way, your shares will be voted as you direct even if you cannot attend the meeting.

On behalf of the officers and directors, I thank you for your interest in Equifax and your confidence in our future.

Very truly yours,

THOMAS F. CHAPMAN

Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

March 23, 2004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Equifax Inc. will hold its annual meeting of shareholders in the Walter C. Hill Auditorium at the High Museum of Art, 1280 Peachtree Street, N.E., Atlanta, Georgia, on Wednesday, April 28, 2004, at 9:30 a.m. (EDT). The purpose of the meeting is to consider and vote on the following items:

1.	The election of five directors; and

2.	Any other matters that may properly come before the meeting.

The record date for the annual meeting is February 18, 2004. Only shareholders of record at the close of business on February 18, 2004, can vote at the meeting.

John T. Chandler

Secretary

PROXY STATEMENT

INFORMATION ABOUT THE MEETING

WHY AM I RECEIVING THIS PROXY STATEMENT?

The Board of Directors of Equifax Inc. is soliciting your proxy for the 2004 Annual Meeting of Shareholders and any adjournments thereof. The meeting will be held at 9:30 a.m., Eastern Daylight Time (EDT), on April 28, 2004, in the Walter C. Hill Auditorium at the High Museum of Art, 1280 Peachtree Street, N.E., Atlanta, Georgia. This proxy statement contains information regarding items to be voted on at the meeting and other information regarding Equifax. This proxy statement and proxy form are being provided to shareholders initially on or about March 23, 2004.

WHAT IS BEING VOTED UPON AT THE MEETING?

Shareholders are being asked to vote on the election of four directors to serve for a term expiring in 2007 and one director for a term expiring in 2005. We are not aware of any other matters to be presented to the meeting; however, the holders of the proxies will vote in their discretion on any other matters properly presented.

WHO CAN VOTE?

Persons who were shareholders of Equifax, as recorded in our stock register on February 18, 2004, may vote at the meeting. On that date, there were 138,278,104 shares of common stock outstanding and entitled to vote. Each shareholder has one vote for each share of common stock.

WHAT IS A PROXY?

Giving Equifax representatives your proxy means that you authorize them to vote your shares at the meeting and any adjournments thereof in the manner you direct. You may receive more than one proxy card depending on how you hold your shares. You will receive one proxy card representing any shares registered in your name and any shares held in your Investor’s Service Plan (dividend reinvestment) account. Equifax employees receive a separate card for any shares they hold in their 401(k) Retirement and Savings Plan. Also, if you hold shares through someone else, such as your stockbroker, you may get material from them asking how you want to vote.

If you sign and return the proxy card, but do not specify how you want to vote your shares, the Equifax representatives will vote them “For” the election of the directors named on the proxy card and in accordance with their own discretion on any other matters that properly come before the meeting.

HOW DO I GIVE VOTING INSTRUCTIONS?

You may give instructions via the Internet, by telephone, or by mail. Instructions are on the proxy card. You may also attend the meeting and give instructions in person. The proxy committee, named on the enclosed proxy card, will vote all properly executed proxies that are delivered pursuant to this solicitation and not subsequently revoked in accordance with the instructions given by you. Instead of voting by proxy, you may also choose to vote in person at the meeting. However, we recommend that you vote by proxy even if you plan to attend the meeting.

CAN I CHANGE MY VOTE?

You can revoke your proxy at any time before it is voted through one of the following ways:

(1)	By sending a written statement of revocation to the Corporate Secretary of Equifax;

(2)	By voting again by telephone or Internet;

(3)	By submitting another proxy card that is properly signed with a later date; or

(4)	By voting in person at the meeting.

WHAT QUORUM IS REQUIRED?

For an item to be considered at the annual meeting, a quorum, which is a majority of the shares entitled to be voted, must be present in person or represented by proxy. Abstentions, votes withheld and “broker nonvotes” are counted as shares present for purposes of determining whether or not a quorum is present. A broker nonvote is where the shares held in brokerage accounts are not voted because a broker has not received voting instructions from the beneficial owner of the shares and does not have the discretionary authority to vote the shares.

HOW ARE THE VOTES COUNTED?

Each share of common stock is entitled to one vote on each matter submitted to the shareholders. If a quorum is present, directors will be elected (See Item 1—Election of Directors) by a plurality of the votes cast. The directors receiving the most votes will be elected to fill the available vacancies, even if no one director receives a majority of votes cast. Abstentions and broker nonvotes will not be counted as votes cast, will not be included in vote totals, and will not affect the outcome of the vote.

Information regarding the Board and the five nominees for director begins on page 5 of this proxy statement. In voting for directors, you can specify whether your shares should be voted for all, some, or none of the nominees for director. If a director nominee for whom you authorize us to vote your proxy becomes unavailable before the election, your proxy authorizes us to vote for a replacement nominee if the Board names one. If you sign and return the proxy card, but do not specify how you want to vote your shares, the Equifax representatives will vote them “For” the election of the directors named on the proxy card.

For all other matters, a majority of the votes cast is needed for the resolution to pass. Abstentions and broker nonvotes will not be counted as votes cast, will not be included in vote totals, and will not affect the outcome of the vote. We do not expect any additional business to be presented to shareholders for a vote at the meeting. However, if at the meeting other business is properly raised on which a vote may properly be taken, your proxy card authorizes the people named as proxies to vote in accordance with their judgment.

WHO PAYS THE COST OF SOLICITING PROXIES?

Equifax pays the cost of soliciting proxies. We are paying Morrow & Co., Inc. a fee of $6,000, plus expenses, to help with the solicitation. We will also reimburse brokers, nominees, fiduciaries, and other custodians for their reasonable fees and expenses for sending these materials to you and getting your voting instructions. In addition to this mailing, Equifax employees may solicit proxies in person, by telephone, facsimile transmission, or electronically.

HOW CAN I REQUEST ADDITIONAL INFORMATION?

This proxy statement and the form of proxy will be provided to shareholders beginning on or about March 23, 2004. With this proxy statement, we are sending you Equifax’s 2003 Annual Report, including its consolidated financial statements. If you have questions or need more information about this proxy statement or the annual meeting, you may write to: John T. Chandler, Corporate Secretary, Equifax Inc., P.O. Box 4081, Atlanta, Georgia 30302.

CAN I RECEIVE MY ANNUAL MEETING MATERIALS VIA THE INTERNET?

If you are a registered Equifax shareholder, you can choose to view all future proxy statements and annual reports via the Internet instead of receiving them by mail each year. By reducing printing and postage costs, your choice to view these materials on the Internet will save Equifax money and is friendlier to the environment. If you choose to access future proxy statements and annual reports online, you will continue to receive a proxy card in the mail. You will also receive an email directing you to a website where you can view the proxy materials and submit your vote. No matter how you choose to receive your proxy materials, all shareholders will continue to have the option to vote via the Internet, by telephone, by mail, or at the annual meeting. If you wish to take advantage of this option, you should check the appropriate box on your proxy card when voting by mail. If you vote via the Internet or by telephone, you should respond to the related question when prompted.

If you hold your Equifax stock through a bank, broker, or other nominee, you need to refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports via the Internet.

WHEN ARE SHAREHOLDER PROPOSALS OR DIRECTOR NOMINATIONS DUE FOR THE 2005 MEETING OF SHAREHOLDERS?

Shareholder proposals submitted for inclusion in the proxy materials for next year’s annual meeting, and any shareholder proposals or director nominations that a shareholder intends to present at next year’s annual meeting other than by inclusion in the proxy materials, must be received at Equifax’s principal executive offices by November 23, 2004. Our bylaws contain certain additional requirements that must be complied with regarding proposals and nominations and should be consulted. All such proposals should be directed to the attention of the Corporate Secretary at Equifax Inc., P.O. Box 4081, Atlanta, Georgia 30302.

HOW DO I COMMUNICATE WITH THE BOARD?

Equifax security holders and other interested parties may communicate with the Board, the Lead Director, the non-management or independent directors as a group, or individual directors by writing to them in care of the Corporate Secretary, Equifax Inc., P.O. Box 4081, Atlanta, Georgia 30302. Correspondence will be forwarded as directed by the writer. Equifax may first review, sort, and summarize such communications, and screen out solicitations for goods or services and similar inappropriate communications unrelated to Equifax or its business. All concerns related to audit or accounting matters will be referred to the Audit Committee.

WHAT IS “HOUSEHOLDING”?

In accordance with notices we sent to certain shareholders, we are sending only one copy of our annual report and proxy statement to shareholders who share the same last name and address unless they have notified us that they wish to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies mailed to you or you would like to opt out of this practice for future mailings, please submit your request via e-mail to corpsec@equifax.com or in writing to Equifax’s Corporate Secretary at P.O. Box 4081, Atlanta, Georgia 30302. Similarly, you may also contact us if you receive multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

DIRECTORS AND CORPORATE GOVERNANCE

ITEM 1—ELECTION OF DIRECTORS

The Board of Directors is responsible for supervising management of Equifax and consists of ten directors. The Board has determined that all of its members, except for Thomas F. Chapman, our Chief Executive Officer, are independent under the listing standards of the New York Stock Exchange. The Board is divided into three classes with approximately an equal number of directors in each class. Each class is elected for three-year terms. During 2003, the Board of Directors met five times and all directors attended at least 75% of the total board meetings and the meetings of the respective committees on which they serve. The Board believes that it is important for directors to make themselves available to Equifax’s shareholders by attendance at each annual meeting of shareholders. At last year’s annual meeting, all of our directors were in attendance.

James E. Copeland, Jr. was appointed to the Board in October 2003, to fill a vacancy in the class of directors whose terms expire in 2005. Upon recommendation of the Governance Committee, the Board has nominated Mr. Copeland to be elected to serve until next year’s annual meeting. Mr. Copeland was recommended to the Governance Committee by the Chief Executive Officer.

The Board has also nominated, upon the recommendation of the Governance Committee, four candidates for terms expiring in 2007, each named below. Each candidate is now a member of the Board whose term will expire at this year’s annual meeting. Each of these directors will serve for three years or until he is succeeded by another qualified director. All nominees have consented to serve as directors if elected, but, if any of these persons are unable to accept election, proxies will be voted for the election of another candidate recommended by the Board. There is no family relationship between any of the directors, nominees for director, or executive officers.

The Board of Directors recommends that you vote “FOR” all nominees named below.

NOMINEES FOR ELECTION TO A TERM EXPIRING IN 2007

Lee A. Ault III

Director since 1991. Chairman of the Board of In-Q-Tel, Inc., a technology venture company, since August 1999. During the prior five years, he was a private investor following his retirement from Equifax in 1992 as Chairman and Chief Executive Officer of Telecredit, Inc., an Equifax subsidiary. He is also a director of Office Depot, Inc.; American Funds Insurance Series; and Anworth Mortgage Asset Corporation. Age: 67

John L. Clendenin

Director since 1982 and Lead Director since 2002. Retired Chairman of the Board of BellSouth Corporation, a communications services company. He served as Chairman, President and Chief Executive Officer of BellSouth Corporation from October 1983 until his retirement in December 1996. He continued to serve as Chairman until December 1997. He is also a director of The Kroger Company; Coca-Cola Enterprises Inc.; The Home Depot, Inc.; Acuity Brands, Inc.; and Powerwave Technologies, Inc. Age: 69

A. William Dahlberg

Director since 1992. Chairman of the Board of Mirant Corporation, an international energy producer, since August 2000. Previously, from 1995 until 2001, he served as Chairman and Chief Executive Officer of The Southern Company and, prior to that time, was President and Chief Executive Officer of Georgia Power Company. Age: 63

L. Phillip Humann

Director since 1992. Chairman, President and Chief Executive Officer of SunTrust Banks, Inc., a multi-bank holding company, since 1998. From 1991 to 1998 he served as President of SunTrust Banks. He is also a director of Coca-Cola Enterprises, Inc. and Haverty Furniture Companies, Inc. Age: 58

NOMINEE FOR ELECTION TO A TERM EXPIRING IN 2005

James E. Copeland, Jr.

Director since 2003. Retired Chief Executive Officer of Deloitte & Touche LLP and Deloitte Touche Tohmatsu, public accounting firms. He served in such capacity from 1999 until his retirement in 2003. Prior to that time, Mr. Copeland served as National Managing Partner and a member of the Office of the Chief Executive for Deloitte & Touche LLP. He is also a director of Coca-Cola Enterprises Inc. and ConocoPhillips. Age: 59

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2006

Larry L. Prince

Director since 1988. Chairman of the Board and Chief Executive Officer of Genuine Parts Company, an automotive parts wholesaler, from 1990. He is also a director of SunTrust Banks, Inc.; Crawford & Co.; Southern Mills, Inc.; and John H. Harland Company. Age: 65

Louis W. Sullivan, M.D.

Director since 1995. President Emeritus of Morehouse School of Medicine, a private medical school located in Atlanta, Georgia, since July 2002 and President from 1993 to 2002. From March 1989 to January 1993, he was Secretary of the U.S. Department of Health and Human Services. He is also a director of Minnesota Mining and Manufacturing Company; Bristol-Myers Squibb Company; CIGNA Corporation; Georgia-Pacific Corporation; Biosante Pharmaceuticals, Inc.; United Therapeutics, Inc.; and Henry Schein Inc. Age: 70

Jacquelyn M. Ward

Director since 1999. Outside Managing Director of Intec Telecom Systems, PLC, a computer software systems company since December 2000 and before that Chairman and CEO of Computer Generation Incorporated. Ms. Ward is also a former Chairperson of the Board of Regents of the University System of Georgia and is a director of Bank of America Corporation; Sanmina-SCI Corporation; Flowers Foods, Inc.; SYSCO Corporation; Anthem, Inc.; and PRG-Schultz International, Inc. Age: 65

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2005

Thomas F. Chapman

Director since 1994. Became Chairman and Chief Executive Officer of Equifax Inc. in May 1999 and was previously President and Chief Executive Officer of Equifax (1998-1999); President and Chief Operating Officer (1997-1998) and Executive Vice President and Group Executive of Equifax’s former Financial Services Group (1993-1997). He is also a director of The Southern Company. Age: 60

D. Raymond Riddle

Director since 1989. Since 1996, retired Chairman of the Board and Chief Executive Officer of National Service Industries, Inc., a diversified manufacturing and service company. He is also a director of AGL Resources Inc.; Atlantic American Corporation; and AMC, Inc. Age: 70

COMPENSATION OF DIRECTORS

The compensation of non-employee directors consists of cash and stock options. Employee directors are not paid for their service as directors. Equifax’s bylaws require all directors to own Equifax stock while serving as a director.

Non-employee director compensation consists of:

Director Fees:

Annual board membership fee	$35,000
Annual Committee Chairman fee	$5,000
Attendance fee for each Board and Committee meeting	$1,000

Deferred Compensation Plan.    Under the Equifax Director Deferred Compensation Plan, a non-employee director may defer up to 100% of his or her director fees and invest them in Equifax common stock units. Each common stock unit is equal in value to a share of Equifax common stock. In general, amounts deferred under the plan are not paid until after the director retires from the board. However, directors may also establish up to two sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director (“Scheduled Withdrawal”). Amounts deferred are paid, at the director’s option, either in a lump sum or in annual installments over a period of up to fifteen years for retirement distributions, or up to five years for a Scheduled Withdrawal.

Stock Option Plan.    Each year on the date of the annual shareholders’ meeting, non-employee directors receive an option to purchase 7,000 shares of Equifax common stock with an exercise price equal to the fair market value of the common stock on the date of the meeting. These options become fully vested one year after the date granted and expire ten years from the date granted.

Stock Deferral Plan.    Non-employee directors are eligible to participate in the Equifax Director and Executive Stock Deferral Plan which permits a director to defer the receipt of any gains and the related taxation resulting from exercises of stock options that meet certain requirements. The director receives instead the right to a number of shares of deferred stock equal to such gain. Distributions of deferred stock are made when the director retires from the board and are payable in shares of Equifax common stock.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors appoints committees to help carry out its duties. Board committees work on key issues in greater detail than is generally possible at full board meetings. Each committee regularly reviews the results of its meetings with the full board. Currently the Board has five committees composed entirely of independent directors as defined in the listing standards of the New York Stock Exchange. Each of the Committees operates pursuant to a written charter. The charters of the committees can be viewed on Equifax’s website at www.equifax.com/corp/aboutefx/ethics/committee.shtml. Additional information on the committees is set forth below.

In addition to Board and committee meetings, Equifax’s independent directors meet in executive sessions without management present. These meetings are chaired by Equifax’s Lead Director, who is currently John L. Clendenin.

Director	Executive	Audit	Compensation, Human Resources & Management Succession	Finance	Governance

No. of meetings in 2003	0	9	4	2	4

Ault				X	X

Chapman

Clendenin	X			X	Chairman

Copeland		Chairman

Dahlberg	Chairman	X

Humann			X		X

Prince	X		Chairman

Riddle	X	X		Chairman

Sullivan		X			X

Ward			X

Executive Committee.    Subject to Board discretion and applicable law, this Committee exercises the powers of the Board in managing Equifax’s business and property during the intervals between Board meetings.

Audit Committee.    This Committee is responsible for review of (1) the integrity of Equifax’s financial statements and other financial information; (2) Equifax’s systems for complying with legal and regulatory requirements, (3) the independent auditor’s qualifications, independence, and performance, (4) the performance of Equifax’s internal audit function, and (5) the integrity of Equifax’s internal controls and financial reporting processes. The Committee’s charter was amended in January 2004 and is attached to this proxy statement as Appendix 1. The Board has determined that Mr. Copeland is an ‘audit committee financial expert’ within the meaning of the federal securities laws, and that Dr. Sullivan’s service on the audit committees of three other public companies does not impair his effectiveness as a member of the Equifax Audit Committee.

Compensation, Human Resources & Management Succession Committee.    This Committee assists the Board in fulfilling its oversight responsibility with respect to (1) determining and evaluating the compensation of the Chief Executive Officer, (2) approving and monitoring Equifax’s executive compensation plans, policies and programs, and (3) advising management on succession planning and other significant human resources matters.

Finance Committee.    The Finance Committee has overall responsibility for reviewing Equifax’s financial goals and strategies, including strategic considerations in the allocation of corporate resources, and for oversight of Equifax’s financial policies, plans, and programs.

Governance Committee.    The Governance Committee, which is chaired by the Lead Director, assists the Board with respect to (1) Board organization, membership, and function, (2) committee structure and membership, and (3) oversight of evaluation and compensation of the Board. The Committee exercises a leadership role in shaping Equifax’s corporate governance and recommends to the Board corporate governance principles. The Governance Committee is responsible for recommending to the Board nominees for director, as described below.

DIRECTOR NOMINATIONS

Nominations Process.    The Governance Committee is responsible for recommending to the Board new director nominees and a slate of directors for submission to shareholders at Equifax’s annual meeting of shareholders. It is also responsible for considering and making recommendations to the Board concerning any nominees for director submitted by shareholders. The Governance Committee reviews with the Board the appropriate skills and characteristics required of Board members in the context of then-current circumstances. The Committee considers also the appropriate number of financially literate and/or independent directors required to effectively staff Board committees.

In determining whether to nominate an incumbent director for reelection, the Governance Committee evaluates each incumbent’s continued service in light of its assessment of the Board’s collective requirements at the time such director’s Class comes up for reelection. Committee considerations include the results of any evaluations of such director’s performance.

When the need for a new director arises (whether because of a newly created Board seat or vacancy), the Governance Committee may proceed by whatever means it deems appropriate to identify a qualified candidate or candidates, including by engaging director search firms. The Committee reviews the qualifications of each candidate. The Committee makes its recommendation to the Board based on its review, interviews, and all other available information. The Board makes the final decision on whether to invite the candidate to join the Board. Invitations are extended through the Chairman of the Governance Committee and the Chairman of the Board and Chief Executive Officer of Equifax.

Director Qualifications.    The Governance Committee develops and recommends to the Board criteria for the selection of qualified directors. At a minimum, director candidates should have demonstrated accomplishment in his or her chosen field, character and personal integrity, and the ability to devote sufficient time to carry out the duties of an Equifax director. In addition, the Governance Committee and the Board consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate, taking into account the then-current composition of the Board and assessment of the Board’s collective requirements. These factors may include a candidate’s professional and educational background, reputation, industry knowledge and business experience, and the relevance of that background, reputation, knowledge and experience to Equifax and its Board (including the candidate’s understanding of markets, technologies and international operations); whether the candidate will complement or contribute to the mix of talents, skills and other characteristics that are needed to maintain the Board’s effectiveness; the candidate’s ability to fulfill responsibilities as a director and a member of one or more of Equifax’s standing Board committees; Board diversity; the candidate’s other board commitments; and whether the candidate is independent.

Shareholder Nominations.    Nominations of individuals for election to the Board at any annual meeting or any special meeting of shareholders at which directors are to be elected may be made by any Equifax shareholder entitled to vote for the election of directors at that meeting by complying with the procedures set forth in Section 1.12 of our Bylaws. Section 1.12 generally requires that shareholders submit nominations by written notice to the Corporate Secretary setting forth certain prescribed information about the nominee and the nominating shareholder. Section 1.12 also requires that the nomination notice be submitted a prescribed time in advance of the meeting. The deadline for submission of a nomination notice in connection with Equifax’s 2005 annual meeting of shareholders is November 23, 2004.

The Governance Committee may consider and make recommendations to the Board concerning nominees for director submitted by the shareholders. In order for the Committee to consider such nominees, the nominating shareholder should submit a nomination notice in accordance with the procedures set forth in Section 1.12 of Equifax’s Bylaws. The nominating shareholder should expressly indicate that such shareholder desires that the Committee consider the shareholder’s nominee for inclusion with the Board’s slate of nominees for the applicable meeting. The nominating shareholder and shareholder’s nominee should also undertake to provide all other information the Governance Committee or the Board may request in connection with their evaluation of the nominee.

Any shareholder’s nominee must satisfy the minimum qualifications for any director described above in the judgment of the Governance Committee and Board. In evaluating shareholder nominees, the Governance Committee and Board may consider all relevant information, including the factors described above, and additionally may consider the size of the nominating shareholder’s holdings in Equifax and the length of time such shareholder has owned such holdings; whether the nominee is independent of the nominating shareholder and able to represent the interests of Equifax and its shareholders as a whole; and the interests and/or intentions of the nominating shareholder.

CORPORATE GOVERNANCE AND ETHICS INFORMATION

The Board’s Mission Statement and Guidelines on Significant Corporate Governance Issues, as well as the charters of all committees, can be viewed at www.equifax.com/corp/aboutefx/ethics/governance.shtml. Equifax has adopted codes of ethics and business conduct applicable to its directors, officers and employees, also available at this website. Any amendment to or waiver of a provision of these codes of ethics that applies to any Equifax director or executive officer will also be disclosed there.

INFORMATION ABOUT INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee exercises direct responsibility for the selection, appointment, retention, oversight, and compensation of Equifax’s independent auditors. The Audit Committee has appointed Ernst & Young LLP as independent accountants to audit Equifax’s books and records for fiscal year 2004. Ernst & Young has served as Equifax’s independent auditors since 2002. Fees paid to Ernst & Young during the last two fiscal years are set forth below. Representatives from Ernst & Young are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire, and will be available to answer questions.

The Audit Committee reviews and preapproves all work to be undertaken by the independent auditor prior to engagement to ensure that it is not a prohibited service and does not otherwise impair independence. The Audit Committee has delegated to its Chairman the authority to approve services to be performed by the independent auditors for amounts not exceeding $75,000 between meetings of the Committee, provided that any such services shall be reported to the full Committee at its next meeting.

FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS IN 2002 AND 2003

Services	2002	2003

Audit Fees Fees relating to audit of Equifax’s annual financial statements and the reviews of the financial statements filed on Forms 10-Q.	$898,650	$947,000

Audit-Related Fees Fees for engagements traditionally performed by an auditor, such as statutory audits not relied upon for the consolidated financial statements audit, employee benefits plan audits, accounting consultation, acquisition due diligence, and other similar services.	$1,464,000	$365,000

Tax Fees Fees for tax compliance and tax consulting services.	$355,500	$111,150

All Other Fees Fees for other professional services.	$40,000	—

STATEMENT ABOUT FORMER ACCOUNTANTS

As recommended by the Audit Committee, the Board of Directors on March 28, 2002 decided to dismiss Arthur Andersen LLP as Equifax’s independent accountants and appointed Ernst & Young to serve as Equifax’s independent accountants for the fiscal year ending December 31, 2002.

During fiscal years 2001 and 2000, and subsequently through March 28, 2002, there were no disagreements with Arthur Andersen on any matter of accounting or practices, financial statement disclosures, or auditing scope or procedure which disagreements, if not resolved to Arthur Andersen’s satisfaction, would have caused it to make reference to the subject matter in connection with its reports on Equifax’s consolidated financial statements for those periods. None of the reportable events described under Items 304(a)(1)(v) of Regulation S-K occurred during fiscal years 2001 or 2000, or subsequently through March 28, 2002. During fiscal years 2001 and 2000, and subsequently through March 28, 2002, Equifax did not consult with Ernst & Young with respect to any of the matters or events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

BOARD AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of the four directors named below. The Board has determined that each is an independent director, as defined by the rules of the

New York Stock Exchange, and that James Copeland is an Audit Committee Financial Expert pursuant to rules promulgated under the Securities Exchange Act of 1934. The Committee oversees Equifax’s financial reporting process on behalf of the Board of Directors and operates under a written charter, a copy of which is attached to this proxy statement as Appendix 1.

Equifax’s management has primary responsibility for the reporting process, including the systems of internal controls, and for preparing Equifax’s financial statements. Equifax’s independent accountants for 2003, Ernst & Young LLP, are responsible for performing an audit of Equifax’s consolidated financial statements in accordance with U.S. generally accepted auditing standards and for expressing an opinion as to their conformity with U.S. generally accepted accounting principles (“GAAP”). The Audit Committee’s responsibility is to monitor and oversee these processes.

The Committee has reviewed and discussed Equifax’s audited financial statements with management, which has represented to us that the 2003 consolidated financial statements were prepared in accordance with GAAP, and with Ernst & Young. We reviewed further with Ernst & Young its internal processes and the matters required to be discussed under Statement on Auditing Standards No. 61 (“Communication with Audit Committees”). The Committee also received from and discussed with Ernst & Young written disclosures and the letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and discussed with Ernst & Young its independence. The Committee reviews and preapproves all work to be undertaken by the independent auditor prior to engagement to ensure that it is not a prohibited service and does not otherwise impair its independence.

The Committee reviewed the overall scope and plans for their respective audits with Equifax’s internal auditors and Ernst & Young. We met with the internal auditors and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of Equifax’s internal controls, the overall quality of Equifax’s financial reporting, and other matters.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in Equifax’s Annual Report on Form 10-K for the year ended December 31, 2003.

James E. Copeland, Jr., Chairman

A. William Dahlberg

D. Raymond Riddle

Louis W. Sullivan, M.D.

STOCK OWNERSHIP AND PERFORMANCE

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The table below shows the number of shares of Equifax common stock (and stock equivalents) beneficially owned as of February 18, 2004 by each director and nominee for director, the Chief Executive Officer, and each of the next four most highly compensated executive officers. We also show the aggregate number of shares beneficially owned by all directors and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class (Based on Number of Shares Outstanding as of February 18, 2004)
Directors and Nominees
Lee A. Ault III	111,166	*
John L. Clendenin	22,785	*
James E. Copeland, Jr.	5,000	*
A. William Dahlberg	23,964	*
L. Phillip Humann	25,058	*
Larry L. Prince	23,964	*
D. Raymond Riddle	38,058	*
Louis W. Sullivan, M.D.	19,118	*
Jacquelyn M. Ward	14,112	*
Executive Officers
Thomas F. Chapman	1,903,209	1.4
Donald T. Heroman	94,500	*
Karen H. Gaston	259,731	*
Kent E. Mast	219,460	*
David J. Gunter	16,709	*
All Directors and Executive Officers as a Group (15 persons)(2)	4,640,310	2.1
Deferred Compensation and Stock Deferrals denominated as Common Stock Units(3)	184,734	N/A

*	Less than 1%
(1)	Includes shares held in Equifax’s 401(k) Plan and stock options exercisable on February 18, 2004, or 60 days thereafter, as follows: Mr. Ault — 13,512 option shares; Mr. Clendenin — 13,512 option shares; Mr. Dahlberg — 13,512 option shares; Mr. Humann — 13,512 option shares; Mr. Prince — 13,512 option shares; Mr. Riddle — 13,512 option shares; Dr. Sullivan — 13,512 option shares; Ms. Ward — 13,512 option shares; Mr. Chapman — 6,824 Plan shares and 1,410,716 option shares; Mr. Heroman — 52,500 option shares; Ms. Gaston — 5,831 Plan shares and 210,632 option shares; Mr. Gunter — 4,959 Plan shares and 8,750 option shares; Mr. Mast — 491 Plan shares and 170,250 option shares; and for all directors and executive officers as a group — 19,524 Plan shares and 2,054,472 option shares.
(2)	Includes 1,764,538 shares (1.28%) over which Michael Schirk, Treasurer, shares voting and investment power as Investment Officer for the Equifax U.S. Retirement Income Plan.
(3)	Represents director fees and stock deferred and invested in Equifax common stock units under the Director Deferred Compensation Plan and the Equifax Director and Executive Stock Deferral Plan, which performance mirrors that of Equifax common stock, as follows: Mr. Chapman — 70,736 units; Mr. Clendenin — 2,267 units; Mr. Copeland — 439 units; Mr. Dahlberg — 11,246 units; Ms. Gaston — 8,500 units; Mr. Heroman — 6,000 units; Mr. Humann — 19,383 units; Mr. Mast — 8,500 units; Mr. Prince — 19,939 units; Mr. Riddle — 18,433 units; Dr. Sullivan — 11,127 units; and Ms. Ward — 8,164 units.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on Equifax records and other information, we believe that each of the directors and executive officers timely complied with all applicable filing obligations for 2003 under Section 16(a) of the Securities Exchange Act.

STOCK OWNERSHIP BY BENEFICIAL OWNERS

The table below shows the number of shares of common stock owned by persons or groups known to Equifax to be beneficial owners of more than five percent of Equifax common stock as of December 31, 2003, as reported to the Securities and Exchange Commission. The following information is derived solely from a Schedule 13G filed on February 17, 2004.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Morgan Stanley	10,487,282	7.53%
Van Kampen Asset Management, Inc.	7,855,044	5.64%

(1)	Morgan Stanley is located at 1585 Broadway, New York, New York 10036. Van Kampen Asset Management, Inc. is located at One Parkview Plaza, Oakbrook Terrace, Illinois 60181.
(2)	Van Kampen Asset Management, Inc. is a wholly owned subsidiary of Morgan Stanley. Van Kampen Asset Management manages on a discretionary basis, and therefore has investment power with respect to, accounts holding the shares indicated above. Morgan Stanley is the indirect beneficial owner of shares deemed to be beneficially owned by its subsidiaries, including Van Kampen Asset Management, Inc.

STOCK PERFORMANCE GRAPHS

The following graphs compare the five-year and ten-year cumulative total return among investments in Equifax, the S&P 500 and the Dow Jones General Industrial & Commercial Services Index. The graphs assume that $100 was invested in Equifax stock and each index at their closing prices on the last trading day of 1998 (as required by the rules of the Securities and Exchange Commission) and 1993, respectively, and that all dividends were reinvested. The total cumulative dollar returns shown on the graphs represent the value that such investments would have had at the end of each subsequent year. On July 7, 2001, the spin-off of Certegy Inc. as a stock dividend was completed. The distribution of the Certegy shares to Equifax shareholders is treated as a special dividend for purposes of calculating shareholder return. It is assumed that the shares of Certegy received by shareholders were sold at the when-issued closing market price on July 7, 2001 and all of the proceeds were reinvested in shares of Equifax common stock at the when-issued closing market price on the same date.

REPORT OF THE COMPENSATION, HUMAN RESOURCES

& MANAGEMENT SUCCESSION COMMITTEE ON EXECUTIVE COMPENSATION

Guiding Principles

The Compensation, Human Resources & Management Succession Committee is composed of three independent directors. The Committee is responsible for assisting the Board in fulfilling its oversight responsibility with respect to executive compensation. The Committee determines and evaluates the compensation of executive officers, approves and monitors Equifax’s executive compensation plans, policies and programs, and advises management on succession planning and other significant human resources matters. The Committee operates pursuant to a written charter, which can be viewed on Equifax’s website at www.equifax.com/corp/aboutefx/ethics/

committee.shtml#compensation.

The Committee believes that in order to attract the highest caliber executive talent Equifax must offer total compensation that is attractive in the relevant competitive marketplace. Targeted salaries are determined based on a broader peer group than that shown in the stock performance graphs appearing in this proxy statement, because the market for the executives that Equifax seeks to attract and retain is broader than its direct competitors. The Committee periodically reviews the executive compensation program in light of competitive data and in general seeks to have a competitive compensation program that results in pay commensurate with performance.

During 2003, the Committee reviewed executive officer compensation with respect to enhancing Equifax’s ability to motivate and retain management. Among the objectives of the Committee’s review were the following:

•	To continue to align executive compensation levels with Equifax’s performance

•	To provide equity to executive officers through methods competitive with the market and link executives’ interests with those of shareholders

•	To enhance succession planning, retention, and recruiting

•	To continue to have compensation emphasize the long-term performance of Equifax

Based upon its review and consultation with independent compensation consultants, the Committee believes that these considerations and the executive compensation program are consistent with Equifax’s objective of enhancing shareholder value.

Section 162(m) of the Internal Revenue Code limits the annual deduction of compensation expense for income tax purposes to $1 million for the officers named in the compensation tables on the following pages (the “Named Executive Officers”), except for performance-based compensation meeting certain requirements. The Committee as a general matter seeks to facilitate deduction by Equifax of compensation to the Named Executive Officers consistent with these requirements.

The Committee believes that ownership of Equifax’s stock by management aligns management’s interests with those of shareholders. Equifax uses various methods to encourage and facilitate such stock ownership. These include stock ownership guidelines that apply to Equifax’s 200 most senior managers, including the Named Executive Officers, and which have been established at levels consistent with those in other companies.

Executive Officers’ 2003 Compensation

Executive officer compensation includes several principal elements: base salary, annual incentive, and long-term opportunities. These elements are designed to provide a median competitive level of compensation for performances at targeted levels, but to deliver above-market total compensation in response to outstanding performance by the officer and his or her business unit.

Salary.    The salary for fiscal year 2003 for each executive officer (other than the Chief Executive Officer, discussed below) was based on competitive compensation data after taking into account the executive’s performance, experience, abilities, and expected further contribution. Salaries are targeted to be between the 50th and 65th percentiles for the compensation peer group. Salary reviews are scheduled at 12-month intervals. The salaries earned by executive officers were generally increased for 2003 in accordance with the foregoing practices.

Annual Incentive.    Equifax’s Annual Incentive Plan is a management incentive program (covering approximately 20% of Equifax’s global workforce) that provides cash compensation to participants based upon the achievement of certain financial and individual objectives appropriate for the business for which they perform services. Bonus amounts for achievement of target levels of performance are established based on each participant’s position and generally reflect a median market level. The financial measures to be used for target bonuses require the achievement of excellent company performance relative to expectations. For 2003, the maximum opportunity for all Annual Incentive participants was three times the targeted percentage. This was changed to two times the targeted percentage for 2004 and later years. The maximum is payable only if significant and challenging financial performance goals are achieved. In establishing performance objectives for bonuses above the target level, the Committee also takes into account the percentage of incremental earnings which will be shared with participants if such performance levels are achieved. Finally, a minimum level of performance is set and no incentive is paid if performance falls below this level.

For 2003, bonuses for executive officers other than the Chief Executive Officer ranged from 25% to 48% of salary and these amounts are shown in the Summary Compensation Table on page 21.

Long-Term Compensation.    The Committee believes a combination of restricted stock units and stock options provides the most effective balance to drive Equifax’s long-term growth and to motivate and retain its key management talent. Restricted stock units provide executive officers an economic interest equivalent to a share of Equifax common stock but without dividend or voting rights. Restricted stock units granted in 2003 vest at the end of the three-year period commencing on the date of grant. The options grant officers a right to purchase shares of Equifax common stock at a fixed price in the future. Stock options granted in 2003 vested 25% on the date of grant and vest an additional 25% on the next three anniversaries. In making long term incentives grants, the Committee considers the overall compensation guidelines, competitive market levels for the position, and past and expected future contributions to Equifax.

The restricted stock units and stock options granted to executive officers in 2003 are shown on the Summary Compensation Table, which appears on page 21, and in the Stock Options Granted Table, which appears on page 22.

Deferred Compensation.    In 2002 the Committee approved and the Board of Directors ratified the Executive Deferred Compensation Plan, a tax-deferred compensation program for a limited number of executives. The Committee believes that this plan facilitates our primary goal of retaining and attracting top talent, by providing a tax-favorable vehicle for deferring salary and other compensation. Approximately 150 officers are eligible to participate in this plan.

Stock Deferrals.    The Equifax Director and Executive Stock Deferral Plan permits directors and executive officers to defer taxes on gains realized from certain stock options exercises or the vesting of restricted stock or stock units. The executive officer receives instead the right to a number of shares of deferred stock equal to such gain. Distributions under the plan are made in shares of Equifax common stock. The plan provides the executive officers another opportunity to retain Equifax stock and allows them to more effectively plan for future events such as retirement. Approximately 150 officers are eligible to participate in this plan.

Life Insurance. Equifax maintains an executive insurance plan, pursuant to which eligible executives, including the current executive officers, receive life insurance coverage. This plan is maintained for executive officers to provide more appropriate levels of life insurance benefits than are available through Equifax’s broad-based life insurance plan. Equifax pays policy premiums on behalf of each covered executive. As of December 31, 2003, 28 executives participated in this plan. For executive officers, the amount that Equifax paid for the current life insurance benefit is included in the Summary Compensation Table under the heading “All Other Compensation.”

Chief Executive Officer’s 2003 Compensation

For the 2003 fiscal year, Mr. Chapman received base salary, Annual Incentive and grants of stock options and restricted stock units. The Company was advised by its independent compensation advisors that the amounts payable, and grants made, to Mr. Chapman were competitive for comparable job responsibilities for comparably sized companies. Much of Mr. Chapman’s compensation opportunity for 2003 was provided through Annual Incentive, stock options and restricted stock units and therefore, was linked closely to performance on behalf of shareholders and to appreciation in the price of Equifax common stock.

Mr. Chapman’s base salary was increased in March 2003 to $855,074, representing an increase of 3.6%. In approving the salary increase, the Committee considered competitive salaries for comparable job responsibilities and Mr. Chapman’s personal performance.

For 2003, Mr. Chapman participated in the Annual Incentive plan described above with an Annual Incentive target of 80% of his salary upon the successful achievement of targeted performance. The Company’s independent compensation advisor provided data to the Committee that demonstrates that an 80% target incentive approximates the median for CEOs of comparably sized companies. Mr. Chapman’s earned Annual Incentive for 2003 was 67.4% of salary, based on performance against the specific criteria established for 2003 incentives: growth in earnings per share (which represented 75% of his targeted incentive), revenue growth (which represented 15% of his targeted incentive) and performance against individual objectives as set by the Board (which represented 10% of his targeted incentive).

During 2003, Mr. Chapman was granted 150,000 stock options and 45,000 restricted stock units, on terms, including the vesting schedule, identical to those described above for the executive officers. The guidelines used in making these grants were the same as those used for making grants to executive officers.

Mr. Chapman also participated in the executive life insurance and the deferred compensation plans described above.

Larry L. Prince, Chairman

L. Phillip Humann

Jacquelyn M. Ward

EXECUTIVE COMPENSATION

EXECUTIVE OFFICER SUMMARY COMPENSATION TABLE

The table below shows the before-tax compensation for the last three years for the Chief Executive Officer, the four next-highest paid individuals who were executive officers at December 31, 2003, and Mark E. Miller, former President and Chief Operating Officer, who left Equifax in December 2003 (the “Named Executive Officers”). Information is reported for all periods during which each individual was an executive officer.

	Annual Compensation				Long-Term Compensation
					Grants		Payouts
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation ($)(2)	Restricted Stock Grants ($)(3)	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compensation ($)(4)
Thomas F. Chapman	2003	848,134	572,044	22,466	866,250	150,000	0	245,119
Chairman and Chief	2002	822,885	641,850	21,552	1,020,000	211,081	1,399,920	489,800
Executive Officer	2001	767,308	536,809	20,532	2,901,600	291,137	545,649	252,516

Donald T. Heroman (1)	2003	370,569	288,896	8,077	211,100	30,000	0	8,760
Chief Financial Officer	2002	21,400	300,000	0	0	60,000	0	0

Karen H. Gaston	2003	321,494	250,636	3,763	211,100	30,000	0	8,040
Chief Administrative	2002	304,308	195,193	4,513	255,000	54,658	256,652	7,890
Officer	2001	251,192	154,408	2,275	411,060	64,709	113,677	136,097

Kent E. Mast	2003	326,902	235,239	5,564	211,100	30,000	0	11,400
Chief Legal Officer	2002	309,115	158,761	5,934	255,000	70,711	256,652	11,010
	2001	288,846	142,043	6,099	411,060	51,148	0	147,548

David J. Gunter (1)	2003	191,169	87,907	0	0	10,000	0	103,004
Corporate Controller	2002	27,233	0	0	0	5,000	0	0

Mark E. Miller (1)	2003	600,000	286,200	42,819	422,200	60,000	0	930,399
Former President and	2002	226,154	0	820	1,724,650	323,958	0	62,291
Chief Operating Officer

(1)	Messrs. Heroman and Gunter joined Equifax in November 2002 and Mr. Miller joined Equifax in August 2002.
(2)	“Other Annual Compensation” includes allowances for payroll taxes associated with providing executive financial planning, tax services, club memberships, and life insurance.
(3)	This column reflects restricted stock units which are valued as of the grant date. As of December 31, 2003, total restricted stock unit awards outstanding and related fair market values were as follows: Mr. Chapman — 85,000 units ($2,082,500); Mr. Heroman – 26,000 units ($637,000); Ms. Gaston — 20,000 units ($490,000); Mr. Mast — 20,000 units ($490,000); and Mr. Miller — 105,000 units ($2,572,500). Dividends are not credited to restricted stock units.
(4)	Column “All Other Compensation” includes Equifax’s 401(k) matching contribution (maximum per officer: $6,000 in 2003; $6,000 in 2002, and $5,100 in 2001). Also included for 2003 are amounts previously funded by Equifax under the executive life insurance plan which were used to provide current life insurance for certain officers as follows: Mr. Chapman ($18,000); Mr. Heroman ($2,760); Ms. Gaston ($2,040); Mr. Mast ($5,400); and Mr. Miller ($2,650). In the case of Mr. Chapman, this amount also includes the cost of personal travel paid for by Equifax at the request of the Board. In the case of Mr. Miller, the amount represents relocation expenses incurred during 2002 and 2003 and, in the column for 2003, $600,000 of salary continuation payments to be made in 2004 pursuant to a Separation Agreement entered into in 2003. In the case of Mr. Gunter, the amount represents the amount of relocation expenses.

STOCK OPTIONS

A stock option allows an individual to purchase shares of common stock at a fixed price (the exercise price) during a specific period of time. In general, whether exercising stock options is profitable depends on the relationship between the common stock market price and the option exercise price. At any given time, options can be “in the money” (the exercise price is greater than the market price) or “out of the money,” (the exercise price is less than the market price) depending on the current market price of the stock. The following table gives information on stock options granted during 2003 to the Named Executive Officers.

Stock Options Granted During 2003

Name	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year(2)	Exercise Or Base Price ($/Share)(3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
						5%	10%
Thomas F. Chapman	150,000	(1)	9.186%	$19.25	3/14/13	$1,815,933	$4,601,931
Donald T. Heroman	30,000	(1)	1.837%	$21.11	1/29/13	$389,279	$1,009,317
Karen H. Gaston	30,000	(1)	1.837%	$21.11	1/29/13	$389,279	$1,009,317
Kent E. Mast	30,000	(1)	1.837%	$21.11	1/29/13	$389,279	$1,009,317
David J. Gunter	10,000	(1)	0.612%	$21.11	1/29/13	$132,760	$336,439
Mark E. Miller(5)	60,000	(1)	3.675%	$21.11	1/29/13	$796,558	$2,018,634

(1)	Options have a ten-year term and vest 25% on grant date and 25% on each of the next three grant date anniversaries if the holder remains employed by Equifax on those dates.
(2)	Percentage of options granted in 2003.
(3)	The exercise price may be paid in cash or cash equivalent acceptable to the Compensation, Human Resources & Management Succession Committee or by the surrender of shares of common stock held for at least six months with an aggregate fair market value that is not less than the option price.
(4)	The dollar amounts under these columns are the result of calculations at 5% and 10% rates of appreciation as required by applicable securities laws. They are not intended to forecast possible future appreciation, if any, of Equifax’s stock price.
(5)	The information shown for Mr. Miller does not reflect the cessation of his employment in December 2003. As a result, options for 45,000 of the 60,000 shares covered by options granted in 2003 will not vest and the expiration date for vested options will be December 31, 2004.

Aggregated Option Exercises During 2003

The table below shows options exercised by the Named Executive Officers during 2003 and the total held by such officers at year-end.

Name	Shares Acquired on Exercise(#)	Value Realized ($) or Payout	Number of Securities Underlying Unexercised Options as of 12/31/03 (#)		Value of Unexercised In-the-Money Options as of 12/31/03 ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas F. Chapman	208,993	3,475,798	1,548,329	236,250	9,402,082	609,425
Donald T. Heroman	—	—	37,500	52,500	25,425	76,275
Karen H. Gaston	38,061	369,845	206,232	46,250	1,062,152	79,075
Kent E. Mast	5,000	11,411	172,694	46,250	400,494	79,075
David J. Gunter	—	—	5,000	10,000	8,975	25,925
Mark E. Miller	—	—	276,458	—	988,443	—

(1)	Represents aggregate excess of market value of shares under option as of December 31, 2003, over the exercise price of the options.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following chart shows certain issuance and exercise information regarding outstanding grants and shares available for grant under Equifax’s equity compensation plans. All information is as of December 31, 2003.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights(3)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders(1)	8,225,253	$19.2147	1,120,117	(4)
Equity Compensation Plans not Approved by Security Holders(2)	3,043,667	$20.8761	2,345,259	(5)
Total	11,268,920	$19.6600	3,465,376

(1)	Includes the Equifax Inc. 2000 Stock Incentive Plan (the “2000 Plan”), the Equifax Employee Stock Incentive Plan (the “Incentive Plan”) and the Equifax Inc. Omnibus Stock Incentive Plan.
(2)	Includes the following plans which have been approved by Equifax’s Board of Directors but were not required to be approved by its shareholders: Equifax Inc. 1995 Employee Stock Incentive Plan (the “1995 Plan”), Equifax Inc. 2001 Non-qualified Stock Incentive Plan (the “2001 Plan”), and the Equifax Inc. Non-Employee Director Stock Option Plan (the “Director Plan”). Each of these plans generally authorizes a specified number of shares that may be granted as either options, stock appreciation rights, restricted stock, deferred shares (restricted stock units) and related dividend equivalents. Options issued under the various plans must be issued with an exercise price not less than the fair market value of Equifax stock at the date of grant. Options generally, but need not, vest over a period of time specified at grant, usually not more than four years, and may be exercised during a 10-year period. Options granted under the 2001 Plan may be exercised by redemption of restricted shares, deferred shares, or other contingent shares, subject to performance criteria, or may include reload option rights (additional option rights granted automatically upon the exercise of an option), if specified at the time of grant. Rights granted under the various plans generally accelerate upon a change of control as defined in the plans, which is generally similar to the definition contained in Equifax’s change in control agreements described below. A Committee (or Administrator) appointed by the Board of Directors administers the plans. The Director Plan has terms similar to those described above, but authorizes an annual issuance to the directors on the date of the annual meeting of shareholders of a number of stock options determined by the Board of Directors (for 2004 this number is 7,000). No additional grants may be made under the 1995 Plan; however, options and other awards granted under the 1995 Plan remain outstanding.
(3)	All exercise prices equaled fair market value at the date of grant.
(4)	Represents shares available for future issuance under the 2000 Plan other than upon the exercise of an outstanding option, warrant or right. The 2000 Plan incorporates an evergreen formula pursuant to which on each January 1 (ending on January 1, 2007) the aggregate number of shares reserved for issuance will increase by a number of shares equal to 1% of the shares outstanding on that date. No additional grants will be made from the Incentive Plan or the Equifax Inc. Omnibus Stock Incentive Plan.
(5)	Represents shares available for future issuance other than upon the exercise of an outstanding option, warrant or right under the following plans in the following amounts; the 2001 Plan, 2,155,823 shares; and the Director Plan, 189,436 shares. In addition, any shares of stock subject to an option that remain unissued after the cancellation, expiration or change of such option and any restricted stock which is forfeited shall again become available for use under the plan. No additional grants will be made from 1995 Plan, although options granted under these plans are outstanding.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS

Equifax has entered into an employment agreement with Donald T. Heroman, Chief Financial Officer, commencing on November 25, 2002 and continuing for an indefinite period (subject to either party’s right to terminate the agreement), which sets forth the significant elements of Mr. Heroman’s employment. The agreement provides for an annual base salary of $370,000; eligibility to participate in Equifax’s Annual Incentive Plan; a grant of 60,000 stock options, which vest in 25% increments beginning on the date of grant and on the anniversary of the grant; a grant of 10,000 shares of restricted stock that will vest in full on the third anniversary of the grant and a grant of 12,000 shares of restricted stock that will vest 50% on the first and second anniversaries of the date of grant, and such other related matters as the right to participate in benefit plans. In addition, the agreement embodies a noncompetition agreement that would be binding on Mr. Heroman for two years following the termination of his employment with Equifax for any reason.

In connection with the termination of Mark Miller’s employment in December 2003, Equifax entered into a Separation Agreement with Mr. Miller, pursuant to which he will receive salary continuation payments of $600,000 and certain other benefits. In exchange, Mr. Miller provided Equifax with a general release and agreed to certain noncompetition and nonsolicitation restrictions for a period of 18 months.

Equifax has Change in Control Agreements with each of Equifax’s current Named Executive Officers, except Mr. Gunter. These Agreements have renewable five-year terms and become effective only upon a change in control of Equifax. A “change in control” is generally defined by the Agreements to mean (i) an accumulation by any person, entity or group of 20% or more of the combined voting power of Equifax’s voting stock, or (ii) a business combination resulting in the shareholders immediately prior to the combination owning less than two-thirds of the common stock and combined voting power of the new company, (iii) a sale or disposition of all or substantially all of Equifax’s assets, or (iv) a complete liquidation or dissolution of Equifax. If any of these events happen and the executive’s employment terminates within three years after the date of the change in control, other than from death, disability or for cause or voluntarily other than for “good reason,” he or she is entitled to severance pay and other benefits described in the Agreements. The severance payment is equal to three times the sum of (i) that executive’s highest annual salary for the twelve months prior to termination, and (ii) the executive’s highest bonus for the three years prior to termination. Benefits payable under this Agreement and other compensation or benefit plans of Equifax are not reduced because of Section 280G of the Internal Revenue Code. Any payments the executive receives will be increased, if necessary, so that after taking into account all taxes he or she would incur as a result of those payments, the executive would receive the same after-tax amount he or she would have received had no excise tax been imposed under Section 4999 of the Code. No payments have been made to any Named Executive Officer under these Agreements.

RETIREMENT BENEFITS

The Equifax Inc. U.S. Retirement Income Plan (“RIP”) is Equifax’s tax-qualified retirement plan available to all salaried U.S. employees and provides benefits based on length of service with Equifax and a participant’s average total earnings (Base Salary and Annual Incentive) up to a maximum of either 125% of base salary or base salary plus 75% of other earnings, whichever is greater. RIP benefits are computed by averaging the employee’s total earnings for the highest paid thirty-six consecutive months of employment.

Equifax maintains the Supplemental Executive Retirement Plan (“SERP”), which was established in 1989 to provide certain executives with additional pension benefits after retirement. The SERP was closed to new participants in 1992 and as of December 31, 2003, the only remaining active executive officer in the SERP was Mr. Chapman. The SERP benefit is based on years of credited service and final average earnings (Base Salary and Annual Incentive). SERP benefits are computed by multiplying an employee’s average total earnings by 3%, multiplied by years of credited service, up to 20 years. The annual benefit payable to a participant who retires from Equifax on or after age 65 is 60% of final average earnings, regardless of the years of credited service. The SERP benefits are reduced for RIP benefits and are paid without regard to the limitations under Internal Revenue Code Sections 401(a) and 415. Neither RIP nor SERP benefits are reduced for Social Security benefits. The normal form of payment is a life annuity. The SERP benefit is payable in the same form as RIP benefits.

The following table shows the annual retirement benefit that would be payable at age 65 or later on a combined basis under the RIP and SERP based on various rates of final average earnings and years of service.

RIP / SERP Retirement Plan Table

Final Average Earnings	Years of Service
	15	20	25	30	35
$ 400,000	240,000	240,000	240,000	240,000	240,000
600,000	360,000	360,000	360,000	360,000	360,000
800,000	480,000	480,000	480,000	480,000	480,000
1,000,000	600,000	600,000	600,000	600,000	600,000
1,200,000	720,000	720,000	720,000	720,000	720,000
1,400,000	840,000	840,000	840,000	840,000	840,000
1,600,000	960,000	960,000	960,000	960,000	960,000
2,000,000	1,200,000	1,200,000	1,200,000	1,200,000	1,200,000
2,200,000	1,320,000	1,320,000	1,320,000	1,320,000	1,320,000

Mr. Chapman has 14 years of credited service under the SERP as of January 1, 2004.

Effective January 1, 2004, Equifax implemented the Supplemental Retirement Plan for Executives of Equifax Inc. (“SRP”) that covers designated executives of Equifax. The SRP provides an annual benefit equal to 2.5% of average total earnings multiplied by years of service as a senior executive officer, up to 10 years, plus 1.67% of average total earnings multiplied by years of service as a senior executive officer, in excess of 10 years up to 20 years. For service as a senior executive officer in excess of 20 years or in a position other than as a senior executive officer, a participant receives a “restoration benefit” that provides a benefit using a formula similar to that of the RIP, without the IRS limits on compensation. The benefit under the SRP is reduced by the benefit payable under the RIP and is paid without regard to the limitations under Internal

Revenue Code Sections 401(a) and 415. Neither RIP nor SRP benefits are reduced for Social Security benefits. The total maximum benefit under the SRP and the RIP cannot exceed 50% of the executive’s average total earnings. The RIP benefits are computed in the form of a life annuity. The SRP benefits are payable in the same form as the RIP benefits. Benefits under the SRP are payable as an annuity. All current Named Executive Officers, except Mr. Chapman, are eligible for the SRP. Mr. Heroman, Ms. Gaston, and Mr. Mast participate as senior executive officers. Mr. Gunter participates, but not as a senior executive officer.

The following table shows the annual retirement benefits that would be payable at age 65 or later on a combined basis under the RIP and SRP based on various rates of final average earnings and years of service (with senior executive officer service limited to 20 years).

RIP / SRP Retirement Plan Table

Final Average Earnings	Years of Service
	10	15	20	25	30
$200,000	50,000	67,700	83,400	96,090	100,000
250,000	62,500	83,375	104,250	120,315	125,000
300,000	75,000	100,050	125,100	144,540	150,000
350,000	87,500	116,725	145,950	168,765	175,000
400,000	100,000	133,400	166,800	192,990	200,000
450,000	112,500	150,075	187,650	217,215	225,000
500,000	125,000	166,750	208,500	241,440	250,000
550,000	137,500	183,425	229,350	265,665	275,000
600,000	150,000	200,100	250,200	289,890	300,000

The credited years of senior executive officer service for the Named Executive Officers participating in the SRP as of January 1, 2004 were as follows: Donald T. Heroman—1 year; Karen H. Gaston—7 years (Ms. Gaston has 19 additional years of service other than as a senior executive officer); and Kent E. Mast—3 years. David J. Gunter has 1 year of service in the SRP, but not as a senior executive officer.

Appendix 1

EQUIFAX INC.

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

I.    PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities for: (1) the integrity of the Company’s statements and other financial information provided to any governmental body, its shareholders or the public; (2) the Company’s systems for complying with legal and regulatory requirements; (3) the independent auditor’s qualifications, independence, and performance; (4) the performance of the Company’s internal audit function; and (5) the integrity of the Company’s internal controls regarding finance, accounting, and auditing, and its financial reporting processes.

II.    MEMBERSHIP

1.	The Audit Committee will consist of three or more directors as determined and elected by the Board. Each of these directors shall be independent in accordance with New York Stock Exchange rules (“NYSE Rules”) and applicable Securities and Exchange Commission rules (“SEC Rules”) applicable to Audit Committee members.

2.	No Committee member may receive any compensation from the Company other than compensation as a director except as permitted by the NYSE Rules and SEC Rules.

3.	All Committee members must be financially literate as required by the NYSE Rules and as such qualification is interpreted by the Board in its business judgment, or become financially literate within a reasonable period of time after his or her appointment to the Committee. At least one member of the Committee must have accounting or related financial management expertise as required by the NYSE Rules and at least one member must be an Audit Committee Financial Expert as defined in the SEC Rules.

4.	If any Committee member simultaneously serves on the audit committee of more than three (3) public companies, the Board must determine that such simultaneous service will not impair the ability of such member to serve effectively on the Company’s Audit Committee.

III.    MEETINGS

1.	The Committee will meet at least quarterly, or at such other intervals as circumstances dictate as determined by the Chair of the Committee or a majority of the Committee members.

2.	The Board may appoint a Chair of the Committee. The Chair will preside, when present, at all meetings of the Committee. A majority of the members shall constitute a quorum for the transaction of business. A majority of the members present at any meeting at which a quorum is present may act on behalf of the Committee. The Committee may meet by telephone or videoconference and may take action by written consent.

3.	To foster open communication, the Committee will meet with management, the director of the internal audit department and the independent accountants in separate executive sessions to discuss any matters that should be discussed privately.

4.	The Committee will report its activities and findings to the Board on a regular basis.

IV.    RESPONSIBILITIES AND DUTIES

The	specific duties and responsibilities of the Committee include:

A.	Financial Statements Review

1.	Review the audited financial statements, the Management’s Discussion and Analysis section and other material financial content of the Company’s annual report to shareholders and annual report on Form 10-K, and discuss with management and the independent auditors prior to publication of the annual report to shareholders and the filing of the Company’s Form 10-K.

2.	Review the unaudited financial statements, the Management’s Discussion and Analysis section and other material financial content of each quarterly report on Form 10-Q and discuss with management and the independent auditors prior to filing the Form 10-Q. To the extent permissible under NYSE Rules, the Committee may delegate this review to the Chair or another member.

3.	Review and comment concerning earnings press releases and financial information and earnings guidance provided to analysts and rating agencies prior to the release or dissemination of such information. In lieu of reviewing each such disclosure prior to release or dissemination, the Committee may discuss generally with management the types of information to be disclosed and the types of presentation to be made, and establish policies or guidelines for such disclosures. To the extent permissible under NYSE Rules, the Committee may delegate this review to the Chair or another member.

4.	Prepare the annual Audit Committee report for inclusion in the Company’s proxy statement, in accordance with all applicable rules and regulations.

B.	Independent Auditors

1.	Exercise direct responsibility for the selection, appointment, retention, oversight and compensation of the Company’s independent auditors. The independent auditors shall report directly to the Committee. The Committee may submit the selection or appointment of the independent auditors to the Company’s shareholders for approval or ratification.

2.	Exercise sole authority to approve all work to be performed by the independent auditors and the fees for such work. The Committee shall oversee the Company’s compliance with applicable law prohibiting the independent auditors from providing certain non-audit services. The Committee shall pre-approve all audit and permitted non-audit services to be performed by the independent auditors. The Committee may delegate to one or more of the members of the Committee the authority to pre-approve permitted non-audit services to be performed by the independent auditors, or may establish pre-approval policies and procedures in accordance with applicable law. The Committee shall be informed of any approvals granted pursuant to delegated authority or pre-approval policies and procedures at its next meeting following such approval.

3.	Review the overall performance of the independent auditors, and if necessary, discharge the independent auditors if the Committee in its discretion determines that circumstances warrant such discharge.

4.	At least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and all relationships between the independent auditor and the Company. The Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors, and take appropriate action in response to the independent auditors’ statement to satisfy itself of the accountants’ independence. The Committee shall present its conclusions with respect to the independent auditors’ independence and performance to the Board.

5.	Develop clear guidelines regarding the Company’s hiring of employees or former employees of the independent auditors.

6.	Consider whether the Company should have a policy with respect to the rotation of independent auditing firms, and develop any such policy.

C.	Internal Audit

1.	Review periodic internal reports to management prepared by the internal audit department or the independent auditors and management’s response along with the status of prior outstanding recommendations.

2.	Review objectives, activities, organizational structure, qualifications, staffing and budget of the internal audit department.

3.	Ratify the appointment, replacement, reassignment or dismissal of the head of the Company’s Internal Audit function, as approved by the Committee Chair.

D.	Financial Reporting and Auditing

1.	Review with the independent auditors and the Company’s internal auditors, the integrity of the Company’s financial reporting processes, both internal and external.

2.	Review with the independent auditors the quality and appropriateness of the Company’s accounting principles and underlying estimates as applied in its financial statements.

3.	Review with the independent auditors, the internal auditors and management, the adequacy and effectiveness of the Company’s internal control over financial reporting, disclosure controls and procedures and the completeness and accuracy of the Company’s financial statements and financial reporting process. The Committee shall consider the quality of presentation of, among other matters, critical accounting policies, off-balance sheet transactions and financial measures presented on a basis other than in accordance with generally accepted accounting principles.

4.	In consultation with the independent auditors, management and the Company’s internal audit department, review all major changes and improvements pertaining to the Company’s financial and accounting principles, practices, internal control over financial reporting and disclosure controls and procedures.

5.	Establish regular and separate systems of reporting to the Committee by the independent auditors and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to the appropriateness of any such judgments.

6.	Discuss, either as a Committee or through its Chair (or designee), with the independent auditors, the internal auditors and management the results of the independent accountants’ review of the interim financial information prior to the filing of the quarterly Form 10-Q with the SEC, to the extent required by generally accepted auditing standards.

7.	Discuss with the independent auditors and management the scope, planning and staffing of the annual audit prior to the commencement of the audit.

8.	Obtain and review at least annually within 90 days prior to the filing of the Company’s annual report on Form 10-K a report or report update from the independent auditors setting forth: all critical accounting policies and practices to be used in the financial statements; all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, including the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors; and any other material communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

9.	After the annual audit, review with the independent auditors and the internal audit department the matters required under Statement of Auditing Standards Nos. 61 and 90, any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information and any significant unresolved disagreements with management. The Committee shall review with the independent auditor any audit problems or difficulties and management’s response, and shall resolve any disagreements between management and the independent auditors.

E.	Ethical and Legal Compliance

1.	Ensure the Company maintains an appropriate ethics and compliance program and perform an annual review of its effectiveness. Review requests for and determine whether to grant or deny waivers of the Company’s ethics code(s) applicable to directors and executive officers.

2.	Regularly review legal, tax and regulatory matters that may have a material impact on the financial statements and the Company’s disclosures concerning its financial position.

3.	Discuss with management the Company’s policies with respect to risk assessment and risk management.

4.	Establish procedures as required by law for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters.

V.    GENERAL PROVISIONS

1.	The Committee may establish such subcommittees of its members, as it deems appropriate to assist it in its duties, provided that it retains ultimate responsibility for such matters as prescribed by the NYSE Rules or SEC Rules.

2.	In the course of fulfilling its duties, the Committee may at any time seek advice and assistance from outside legal counsel, accounting or other advisors as the Committee deems necessary to carry out its duties on such terms as the Committee may determine.

3.	The Committee shall receive appropriate funding, as it determines, from the Company for payment of compensation to the independent auditors, outside legal counsel, or accounting or other advisors employed by the Committee, and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

4.	The Committee shall conduct an annual performance self-evaluation to ensure that the Committee is fulfilling its responsibilities, and report the results of such evaluation to the Governance Committee.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EQUIFAX INC.

This proxy, when properly executed, will be voted in the manner directed by the shareholder whose name appears on the reverse (the “Shareholder”). If no direction is given, this Proxy will be voted “For” election of all the director nominees in Item 1, and with discretionary authority on all other matters that may properly come before the annual meeting.

By this document, the Shareholder appoints Thomas F. Chapman, A. W. Dahlberg, Larry L. Prince, John L. Clendenin, and D. Raymond Riddle, and each of them with power of substitution in each, proxies to appear and vote all common stock of the Shareholder in Equifax Inc. at the Annual Meeting of Shareholders to be held April 28, 2004, and at all adjournments of that meeting.

(continued on the other side)

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<FOLD AND DETACH HERE<

(1)	Election Of Directors – (01) James E. Copeland, Jr. (02); Lee A. Ault III; (03) John L. Clendenin; (04) A. William Dahlberg; and (05) L. Phillip Humann.

☐    FOR all nominees         ☐    FOR all nominees except those whose name(s) follow:

☐	IN THE FUTURE I WISH TO ACCESS FUTURE ANNUAL REPORTS AND PROXY STATEMENTS VIA THE INTERNET

Email Address:

(Signature of Shareholder[s])                        Date

IMPORTANT: Please date this proxy and sign exactly as your name appears on this proxy card. If stock is held jointly, both holders must sign. Executors, administrators, trustees, guardians and others signing in a representative capacity, should give their full title(s).

¯ FOLD AND DETACH HERE ¯

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YOUR CONTROL NUMBER IS:

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If you vote again by any means prior to the meeting it will cancel your prior vote. For example, if you voted by telephone, a later Internet vote will change your vote. The last vote received before 11:59 p.m. eastern daylight time, April 27, 2004, will be the one counted. You may also revoke your proxy by voting in person at the Annual Meeting.

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